EXHIBIT 2.2

Harris D. Leinwand, Esq. (HL-4419)
Attorney for Debtor and Debtor in Possession 9 East 40th Street-12th Floor
New York, New York 10016
(212) 725-7338

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re
Chapter 11
Directrix, Inc.
Case No. 02-12686 (ALG)

Debtor

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AMENDED DISCLOSURE STATEMENT ACCOMPANYING AMENDED PLAN OF
REORGANIZATION OF DIRECTRIX, INC. UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE

Harris D. Leinwand
Attorney for Debtor and Debtor in Possession
9 East 40th Street-12th Floor New York,
New York 10016
 (212) 725-7338

Dated: October 28, 2003

1. Preferences	29
2. Fraudulent Transfers	30
3. Causes of Action Generally	30
L. Retention of Jurisdiction	30
M. Miscellaneous Provisions	32
1. Payment of Statutory Fees	32
2. U.S. Trustee Fees and Reports	32
3. Amendment or Modification of the Plan	32
4. Governing Law	32
5. Filing or Execution of Additional Documents	33
6. Withholding and Reporting Requirements	33
7. Exemption From Transfer Taxes	33
8. Waiver of Federal Rule of Civil Procedure 62(a)	33
9. Exhibits	33
10. Exemption from Registration Under the Securities Act of 1933	33
VII. PROJECTIONS AND VALUATION ANALYSIS	37
VIII. CERTAIN RISK FACTORS TO BE CONSIDERED	37
1. Certain Bankruptcy Law Considerations	38
2. Risk of Playboy Litigation	38
3. Other Risk Factors	38
IX. CONFIRMATION PROCEDURE	38
A. Solicitation of Votes	39
B. The Confirmation Hearing	40
C. Confirmation	41
1. Acceptance	41
2. Unfair Discrimination and Fair and Equitable Tests	42
3. Feasibility	42
4. Best Interests Test	43
X. EFFECTIVENESS OF THE PLAN	46
A. Vacatur of Confirmation Order	46
XI.ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	46
A. Liquidation Under Chapter 7	47
B. Alternative Plan of Reorganization	47
XII. CONCLUSION AND RECOMMENDATION	48
Exhibits	48

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS AMENDED DISCLOSURE STATEMENT AND THE AMENDED PLAN (THE “PLAN”) IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. ALL CREDITORS AND EQUITY SECURITY INTEREST HOLDERS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE "CERTAIN RISK FACTORS TO BE CONSIDERED" SECTION 8.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH §1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTOR, ITS BUSINESS, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTOR. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED. NEITHER THE DEBTOR NOR ANY OTHER PARTY WARRANTS THE ACCURACY OF SAID INFORMATION.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT. ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING, OR POSSIBLE ADDITIONAL LITIGATION TO BE BROUGHT BY OR AGAINST THE DEBTOR OR ANY OF ITS PRESENT OR FORMER DIRECTORS, OFFICERS,

EMPLOYEES, AGENTS OR REPRESENTATIVES, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER. AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR, OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

PRIOR TO VOTING, IT IS RECOMMENDED AND CREDITORS ARE ADVISED TO REVIEW THE BANKRUPTCY SCHEDULES, STATEMENTS OF FINANCIAL AFFAIRS (PARTICULARLY QUESTION 3) AND OTHER PLEADINGS FILED WITH THE COURT TO DETERMINE IF SUCH CREDITOR MAY BE SUBJECT TO A RECOVERY OR AVOIDANCE UNDER THE BANKRUPTCY CODE, WHICH ACTIONS ARE DEFINED UNDER THE PLAN AS ACTIONS. THE TRUSTEE RESERVES THE RIGHT TO PURSUE ANY CREDITOR OR OTHER AVOIDANCE PARTY IN INTEREST IN CONNECTION WITH ANY AVOIDANCE ACTIONS.

I.

INTRODUCTION

Directrix, Inc. (“Directrix” or the “Debtor”) submits this amended disclosure statement (the “Disclosure Statement”) pursuant to § 1125 of title 11 of the United States Code (the “Bankruptcy Code”), to holders of Claims against and Equity Security Interests in the Debtor in connection with (i) the solicitation of acceptances of the Amended Plan of Reorganization of Directrix, dated October 28, 2003 as such plan may further be amended (the “Plan”), filed by the Debtor with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for December 9, 2003 at 11:00 a.m., prevailing Eastern Time.

UNLESS OTHERWISE DEFINED HEREIN, ALL INITIALLY CAPITALIZED TERMS CONTAINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

Concurrently with the filing of this Disclosure Statement, the Debtor filed its Plan which sets forth how Claims against and Equity Security Interests in the Debtor will be treated. This Disclosure Statement describes certain aspects of the Plan, the Debtor’s business and related matters. If a discrepancy exists between the Plan and the description of the Plan contained in this Disclosure Statement, then the Plan shall control. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY.

Attached as Exhibits to this Disclosure Statement are copies of the following:

Exhibit 1	Balance sheet of the Debtor as of August 31, 2003;

Exhibit 2	Statement of operations of Debtor for period May 31, 2002 through August 31, 2003;

Exhibit 3	Plan of Reorganization;

Exhibits 4 and 4a	Ballots;

Exhibit 5	List of Class 2 Creditors -allowed pre-petition secured lenders;

Exhibit 6	List of Post-Petition Lenders

Exhibit 7	Debtor’s Bank Statements as of August 31, 2003

Exhibit 8	An Order of the Bankruptcy Court dated October ___, 2003 (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or to reject the Plan;

On October ___, 2003, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit 8, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor’s creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A

DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

This Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the Record Date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Holders of a Claim or an Equity
Security Interest entitled to vote on the Plan should read in their entirety the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Security Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to §1125 of the Bankruptcy Code.

The U.S. Trustee is Carolyn S. Schwartz. Paul Schwartzberg, Esq. of the office of the U.S. Trustee is assigned to the Debtor’s case.

A. Holders of Claims and Equity Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of “allowed” claims or equity interests in classes of claims or equity interests that are “impaired” are entitled to vote to accept or reject a proposed Chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

Classes 1 and 3 are not entitled to vote to accept or reject this plan. By operation of law, each unimpaired class of Claims or Equity Interests is deemed to have accepted this Plan and therefore not entitled to vote. Classes 2 and 4 are entitled to vote on the Plan. Holders of Class 5 Interests are impaired under the Plan and deemed to have rejected it under applicable law, without the need or opportunity to vote. By operation of law, impaired Classes that do not receive any interest or properties under the Plan are deemed to have rejected this Plan.

To the extent Claims in Classes 2 and 4 are Allowed Claims, the holders of such Claims are entitled to vote to accept or reject the Plan. Accordingly, the Debtor is soliciting acceptances only from holders of Allowed Claims in Classes 2 and 4.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of equity interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section IX, “Confirmation Procedure.”

B. Voting Procedures

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one class, or Claims and Equity Security Interests and you are entitled to vote Claims in more than one class, you will receive separate Ballots which must be used for each separate class of Claims or Equity Interests. Please vote and return your Ballot(s) to:

Harris D. Leinwand

Attorney for Debtor and Debtor in Possession
9 East 40th Street-12th Floor New York, New York 10016 (212) 725-7338

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON DECEMBER 2, 2003 (THE “VOTING DEADLINE”).

Any Claim in an impaired class as to which an objection or request for estimation is pending or which is scheduled by the Debtor as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan. For additional information on voting, see Section IX. A “Confirmation Procedure - Solicitation of Votes.”

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set October ____, 2003 as the Record Date for voting on the Plan [the date the Disclosure Statement is

approved]. Accordingly, only holders of record as of October   , 2003 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Harris D. Leinwand, Esq. at (212) 725-7338.

C. Confirmation Hearing

Pursuant to §1128 of the Bankruptcy Code, the Confirmation Hearing will be held on December 9, 2003 at 11:00 a.m. prevailing Eastern Time, before the Honorable Allan L. Gropper, Court Room 617, the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before December 2, 2003 at 5:00 p.m., prevailing Eastern Time, in the manner described below in §IX.B, “Confirmation Procedure - The Confirmation Hearing.” Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

THE DEBTOR AND THE COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE THE DEBTOR TO SUCCESSFULLY CONFIRM THE PLAN AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS CREDITORS. THE DEBTOR AND THE COMMITTEE THEREFORE URGE CREDITORS AND INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN. A LETTER OF THE COMMITTEE IS INCLUDED IN THIS MAILING.

II.

OVERVIEW OF THE PLAN

The Plan essentially provides for most of the assets of the Debtor and its Estate, the Trust Assets, to be liquidated for the benefit of the holders of Allowed Claims. The Pre Petition Secured Lenders are giving up their claimed right to 100% of the proceeds of the Debtor’s assets. The Post Petition Lenders have provided over $540,000 to fund the Debtor’s Chapter 11, to fund the Trust, and to fund the pursuing of the Playboy Litigation. The Reorganized Debtor is keeping the Reorganized Debtor’s Assets. Said Assets would have no value to the Trust. The SXTV is merely a trademark. The rights in the EMI Library are unknown, cloudy at best, and will require substantial monies to defend if they are attacked. The Trust cannot utilize the net operating losses. Accordingly, holders of Allowed Claims shall receive under the Plan not less than they would receive if the Chapter 11 Case were converted to a case under Chapter 7 of the Bankruptcy Code.

The Plan creates four Classes of Creditors and one Class of Equity Security Interest holders. Unclassified Claims, which are being paid in full, in Cash, consist of Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, and U.S. Trustee Fees.

Class 1. The holders of Allowed Priority Non-Tax Claims shall be paid in full on the Effective Date or as may otherwise be agreed between the Trust and any holder of an Allowed Priority Non-Tax Claim.

Class 2. The Pre-Petition Secured Lenders shall receive the Pre-Petition Secured Lenders’ Share.

Class 3. At the option of the Trust, a holder of an Allowed Secured Claim other than the Pre-Petition Secured Lenders shall receive one of the following: (i) cash in an amount equal to such Allowed Secured Claim, including any interest thereon required to be paid pursuant to §506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, (ii) return of the collateral securing its Allowed Secured Claim, in full and complete satisfaction thereof on the later of the Effective Date and the date such secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (iii) reinstatement of the debt constituting the Allowed Secured Claim in accordance with § 1124(2) of the Bankruptcy Code, thereby rendering such Claim unimpaired.

Class 4. The holders of Allowed General Unsecured Claims shall receive the General Unsecured Claim Share; and amounts, if any, due to the holders of Allowed General Unsecured Claims under the Post-Petition Promissory Note.

The Plan also provides for all of the Trust’s Assets to be transferred to a Trust on the Effective Date.

The Plan also provides for the Reorganized Debtor to remain in existence as Directrix, Inc. retaining the Reorganized Debtor’s Assets including approximately $5,000, for some working capital, so it can pay statutory filing fees such as corporate franchise fees necessary to maintain its existence.

OVERVIEW OF CHAPTER 11

Chapter 11 is one of the principal business chapters of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors and equity interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, §1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtor to satisfy the requirements of §1125 of the Bankruptcy Code.

IV.

DESCRIPTION OF THE DEBTOR’S BUSINESS A. General

The Debtor was incorporated in Delaware on July 20, 1998 and was originally a wholly owned subsidiary of Spice Entertainment Companies, Inc. ("Spice") formed in anticipation of the merger of Spice into Playboy Enterprises Group, Inc. ("Playboy"). The Debtor became a stand-alone company when, as part of the March 15, 1999 merger of Spice into Playboy ("Merger"), Spice spun off of Directrix by distributing all of the approximately 2,075,000 issued and outstanding shares of Directrix common stock to the Spice stockholders.

On March 15, 1999 immediately prior to the closing of the Merger, Spice contributed to Debtor certain assets including, among other things, all of the assets and liabilities associated with Spice's master control and digital playback center, the rights to distribute the explicit version of Spice's adult films in the domestic C-Band direct to home market (“C-Band DTH”) market and the Internet (theses rights are collectively referred to as the “Explicit Rights”) and cash, accounts receivable and other current assets and shares of Playboy stock, which had been purchased by Spice prior to the Merger. Spice also assigned to Directrix its agreements to provide transponder and network origination services to Emerald Media, Inc. (“EMI”) which operated explicit adult networks in the C-Band DTH market. The Debtor also entered into an agreement with Playboy to provide network origination services for the two Spice networks that Playboy acquired as part of the merger.

J. Roger Faherty, the former Chairman and Chief Executive Officer of Spice, assumed the same roles at Debtor. Mr. Faherty received approximately $3,462 a week before the filing of a petition for an order for relief under Chapter 11 of the Bankruptcy Code. Mr. Faherty has not drawn a salary since the Debtor's May 31, 2002 filing under Chapter 11. Mr. Faherty will not receive a salary for at least six months after the Confirmation Date.

The Debtor has incurred net losses since inception. Debtor had a working capital deficiency of $14.0 million on December 31, 2001. The primary reason for the continuing operating losses was the failure by the Debtor's largest customer, EMI, to pay in full for services provided by Debtor. The business of EMI continued to decline until it ceased operations in May 2001. With the demise of EMI, Debtor's primary revenue source, prior to the filing was a Master Services Agreement with Playboy under which Debtor provided network origination and related technical services to Playboy for ten networks. Playboy terminated the Master Services Agreement on May 9, 2002 as a result of a four hour service outage which occurred on April 23, 2002. Debtor disputes Playboy's termination of the Master Services Agreement and on October 2, 2002 filed a lawsuit against Playboy in the Bankruptcy Court seeking damages as a consequence, inter alia, of the Master Services Agreement's improper termination, the Playboy Litigation.

On May 31, 2002 (the "Petition Date"), Debtor, along with its subsidiary Directrix Licensing Inc. each filed voluntary petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”). (The filing by Directrix Licensing, Inc. was subsequently dismissed by order of the Bankruptcy Court entered March 25, 2003.) The Debtor operated at a loss during the Chapter 11 because of circumstances explained herein; it is anticipated that Debtor may be productively able to use its tax loss carryforwards. See Exhibit 3.

The Debtor intends to exploit the EMI Library. It may seek to do so in connection with the trademark SXTV. Playboy which claims to be a major creditor of the Debtor has raised an issue as to whether or not the Debtor can receive a discharge under Section 1141 (d)(3). The Debtor maintains that it is entitled to a discharge of the Reorganized Debtor, intends to engage in business after consummation of the Plan, and is entitled to discharge under § 1 141(d)(3).

B. The Nature of the Debtor’s Business

Directrix was a full service provider of network origination, digital video asset management and digital content delivery services, primarily to the adult entertainment industry. Directrix offered a complete range of network origination services for the creation and distribution of traditional television networks using advanced video file server based playback capabilities. Directrix has provided network origination and transponder services to EMI which operated several explicit adult television networks distributed in the C-Band DTH market. The business of EMI declined because of continued erosion in the overall C-band market and EMI could not pay Debtor what it was owed. In addition, Debtor could not resell transponder services which it acquired from Loral SpaceComCorporation (“Loral”) as originally anticipated. EMI ceased operations in May 2001.

After EMI’s demise, Directrix’ largest customer was Playboy and until May 9, 2002, Directrix continued to provide network origination services for ten of Playboy’s networks under a Master Services Agreement. Directrix’ service agreements with Playboy were to expire on March 15, 2001. During the negotiations to secure an extension and expansion of Playboy’s service agreements, Directrix agreed to establish a network origination, studio services and uplink facility in Los Angeles with Playboy as its anchor tenant and primary customer (the “Property”). To that end, Directrix entered into a series of agreements with Kingston Investors Corp. (“Kingston”) and Playboy. Under these agreements, Kingston purchased the Property and agreed to make improvements to the Property and triple net leased the property to Playboy. Directrix subleased a portion of the Property from Playboy and agreed to operate the Property. Directrix and Playboy entered into a 15 year service agreement (the “Master Services Agreement”) for network and origination and studio services for all of Playboy’s networks and original productions. The Master Services Agreement also extended all of the service agreements already in place.

Playboy terminated the Master Services Agreement on May 9, 2002 as a result of a nearly four hour service outage that occurred on April 26, 2002. The outage was caused by the failure of a Playboy-owned piece of equipment known as a Motorola DigiCipher. Under the Master Services Agreement, Playboy could not terminate the agreement if the outage was attributable to a failure of Playboy owned equipment. For this and other reasons Directrix believes Playboy did not have the right to terminate the Master Services Agreement and on October 2, 2002 filed the Playboy Litigation.

C. The Circumstances Leading to the Debtor’s Chapter 11 Filing

Directrix has incurred net losses since inception of $6.1 million and $10.3 million for the years ended March 31, 2000 and March 31, 2001, respectively, and a net loss of $9.9 million for the nine months ended December 31, 2001. Directrix had a working capital deficiency of $14.0 million on December 31, 2001.

The primary reason for the continuing operating losses was the failure by Directrix' largest customer, EMI, to pay in full for services provided by Directrix. The business of EMI, which operated explicit adult networks in the C-Band DTH market, declined because of a continuing erosion in the overall C-Band DTH market. In addition, Directrix could not resell transponder services which it acquired from Loral SpaceComCorporation (“Loral”) as originally anticipated. EMI ceased operations in May 2001.

After EMI ceased operations, Directrix' largest customer was Playboy and until May 9, 2002, Directrix provided network origination services for ten of Playboy's network under a Master Services Agreements. Playboy terminated this agreement on May 9, 2002 as a result of a nearly four hour service outage that occurred on April 26, 2002 caused by the failure of a Playboy-owned piece of equipment known as a Motorola DigiCipher, maintained by Motorola under a maintenance services agreement. The outage was attributable in part to Motorola's failure to respond once the DigiCipher failed. Directrix believes Playboy did not have the right to terminate the agreement and on October 2, 2002 filed the Playboy Litigation seeking damages as a consequence, inter alia, of the agreement's improper termination. The Playboy Litigation also seeks damages as a result of Playboy's violation of certain agreements relating to Directrix acquiring Explicit Rights in movies licensed under agreements which Spice had with various adult film producers prior to the Merger.

As a result of the termination of the Master Services Agreement with Playboy, Directrix' sole ongoing business was providing video on demand encoding services for Showtime Networks, Inc. on a month-to-month basis. Showtime informed Directrix in early September 2002 that it would be handling this function in-house. Debtor sought new encoding customers but was unable to secure any meaningful business. As a consequence, Directrix let all of its employees go. During this time, Directrix attempted to exploit its library of intellectual property rights in adult films with limited success.

D. DIP Financing

The Debtor entered into a DIP financing agreement with the Post-Petition Lenders to continue its operations, to formulate a plan consistent with the provisions of Chapter 11 and to pursue the Playboy Litigation. The DIP financing agreement is described below in “Section V, The Chapter 11 Case.”

E. Employees

As of the Petition Date, the Debtor employed eight people. As a result of staff reduction, the Debtor currently employs only J. Roger Faherty who does not draw a salary. None of the employees of the Debtor are covered by a collective bargaining agreement.

V.

THE CHAPTER 11 CASE

On May 31, 2002 (the “Petition Date”), a voluntary petition for an order for relief was filed by the Debtor under Chapter 11 of the Bankruptcy Code. The Debtor continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in this case.

On June 17, 2002, an Official Committee of Unsecured Creditors (the “Committee”) was appointed comprised of Akami Technologies, Inc.; Logix Development Corporation; and SDL Brokerage, Inc. The Committee retained the firm of Mintz, Levin, Cohn, Ferris, Glovsky, & Popeo, P.C (“Mintz Levin”) as its attorneys pursuant to an order of the Bankruptcy Court entered on July12, 2002.

The Debtor has secured $540,000 of DIP financing pursuant to a DIP Financing Agreement (“the DIP Financing Agreement”) from a group of lenders (the “Post Petition Lenders”). All of the Post Petition Lenders had previously loaned funds to Directrix and most are Pre-Petition Secured Lenders. The DIP Financing Agreement’s purpose was to finance the operations of the Debtor and pursue the Playboy Litigation. Advances made under the DIP financing bear 15% interest and in general will be repaid on the maturity date, one year subject to extension in certain cases, or earlier when the Debtor receives proceeds from the Playboy Litigation. The DIP Financing Agreement also provides for the payment of a Success Fee to the Post-Petition Lenders and General Unsecured Creditors.

The DIP Financing Agreement was approved by an order of the Bankruptcy Court entered July 24, 2002 (the “DIP Financing Order”). The DIP Financing Agreement was extended by an order of the Bankruptcy Court entered on April 30, 2003.

If there are Net Litigation Proceeds, the Debtor agrees to pay to the Post-Petition Lenders, prior to any proceeds to the Pre-Petition Lenders on account of any alleged claim secured by the Net Litigation Proceeds a success fee (the “Success Fee”) equal to: (a) If the cumulative amount borrowed by the Debtor pursuant to the DIP Financing Order is at least $300,000 then 12% of the Net Litigation Proceeds to be divided with 10/12 of the Success Fee to be retained by the Post-Petition Lenders, and 2/12 of the Success Fee to be paid by the Post-Petition Lenders to the General Unsecured Creditors of the Debtor; (b) If the cumulative amount borrowed by the Debtor pursuant to the DIP Financing Order is greater than $100,000, but less than $300,000, then 7% of the Net Litigation Proceeds to be divided with 5/7 of the Success Fee to be retained by the Post-Petition Lenders, and 2/7 of the Success Fee to be paid by the Post-Petition Lenders to the General Unsecured Creditors of the Debtor; (c) If the amount borrowed by the Debtor pursuant to the DIP Financing Order is less than $100,000, no Success Fee shall be paid and the General Unsecured Creditors shall not be entitled to a Success Fee. The Success Fee shall be due and payable on the Effective Date and shall be included in the amounts owed under the Post-Petition Loans, but payment of the Success Fee shall be deferred to the day on which the Debtor receives the Net Litigation Proceeds.

The Debtor was unable to obtain profitable encoding business. The Debtor was unable to exploit its rights in its adult film library. As a result, the Debtor let go of its employees, rejected virtually all of its executory contracts, moved to much smaller and less expensive premises and sold the New Jersey Equipment. This substantially reduced the Debtor's overhead.

Mintz Levin drafted a complaint to recharacterize certain alleged secured claims as equity rather than debt, equitably subordinate the liens and claims of certain holders of alleged secured claims, avoid certain preferential transfers and fraudulent conveyances and turnover property of the estate. (the “Unfiled Complaint”).

The Debtor, the Pre-Petition Secured Lenders, the Post-Petition Lenders, and the Creditors’ Committee reached an agreement whereby the Unfiled Complaint would not be filed in consideration of the arrangements agreed to in the Plan which provides for the creation of the Trust and the distribution of the Trust Assets as described below.

The Plan avoids lengthy, costly, and risky litigation of the Unfiled Complaint. It also enables early confirmation of the Plan. This stops the accruing of administration expenses.

It also makes possible the funding of the Plan, the Debtor's Chapter 11 and the Playboy Litigation by the Post-Petition Lenders who would not provide funds if the Unfiled Complaint were filed against the Pre-Petition Secured Lenders.

VI.

SUMMARY OF THE PLAN A.  Introduction

The Plan provides for the Trust Assets, including causes of action, to be transferred into the Trust on the Plan’s Effective Date. The Trustee will then liquidate the Trust Assets, including prosecuting and settling causes of action so it may pursue the Playboy Litigation. Playboy has questioned the propriety of J. Roger Faherty being on the Trust Board and perhaps having control of the Trust. Playboy argues that J. Roger Faherty’s interests may diverge from the interests of the other creditors of the Debtor. Playboy believes that such divergence of interests could occur if Playboy is successful in its counterclaim in the Playboy Litigation for fraud, whereupon the Debtor may have a claim against J. Roger Faherty for indemnification and contribution. The Debtor or the Trust will also object to claims filed by creditors and other claims. The Bankruptcy Court has fixed July 28, 2003 as the last day to file claims against the Debtor.

The Debtor believes it will be able to confirm and consummate the Plan. The Post-Petition Lenders will fund it. It is the only realistic way for Class 4 Creditors to have a likelihood of receiving a distribution including their portion of the Success Fee as per Article V above.

The Plan is based upon the Debtor’s belief that the present value of its assets and its pursuing of the Playboy Litigation, because of the Chapter 11 Debtor’s cessation of business in the Chapter 11 (as opposed to the Reorganized Debtor’s continuance of a business after confirmation of the Plan), and the loss of the funding by the Post Petition Lenders would result in each general unsecured creditor realizing no distribution.

The Plan also provides for the Reorganized Debtor to remain in existence as Directrix, Inc., to retain the Reorganized Debtor’s Assets including $5,000 so it will have some working capital and can pay statutory filing fees.

The Trustee will use the proceeds from the liquidation of the Trust Assets and borrowings to pursue the Playboy Litigation and pay certain Allowed Administrative Claims and a portion of the Priority Tax Claims. The NJ Equipment Proceeds will be used to pay Professional Fees, and if there is any balance, it will be distributed to the Pre-Petition Secured Lenders.

Thereafter, and provided the Trust obtains a recovery in the Playboy Litigation, the Trustee will distribute the Net Proceeds as follows: the Post Petition Lenders will receive an amount sufficient to pay off the Post Petition Promissory Note including interest thereon and the “Success Fee.” The Success Fee is equal to 12% of the “Net Litigation Proceeds” (gross proceeds from the Playboy Litigation less outstanding fees and costs owed to special litigation counsel handling the Playboy Litigation) which will be apportioned as per Article V above. Any remaining Allowed Administration Claims and Priority Tax Claims will be paid.

The balance of proceeds received from the Playboy Litigation will be applied as follows: the Class I - Allowed Priority Non-Tax Claims will be paid in full; Class 2 - Allowed Secured Claims of the Pre-Petition Secured Lenders shall receive, in addition to the previously distributed NJ Equipment Proceeds, if any, remaining after payment of Professional Fees, after payment by the Trust of the Post-Petition Lender’s Share 62.5% of the Trust Assets up until the amount of their allowed claims; Class 3 - Allowed Secured Claims other than Allowed Secured Claims of the Prepetition Secured Lenders, if any, shall receive either (i) cash equal to such Allowed Secured Claim, including any interest thereon, (ii) return of the collateral securing its Allowed Secured Claim, or (iii) reinstatement of the debt constituting the Allowed Secured Claim; Class 4 – Allowed General Unsecured Claims shall receive, after payment by the Trust of the Post-petition Lender’s Share, 37.5% of the remaining proceeds of the Trust Assets (not to exceed 100% of the Allowed General Unsecured Claims). When and if all Class 4 Allowed General Unsecured Claims are paid in full with interest as specified herein, then any remaining assets otherwise distributable to Class 4 shall be applied, Pro Rata to the holders of the Allowed Class 5 Equity Interests determined on the Effective Date.

Pursuant to a budget, the Post-Petition Lenders will provide funds sufficient to pay administration expenses and expenses in connection with Plan confirmation. The Trust assets will provide the necessary resources to fund the Playboy Litigation.

The Debtor believes it will be able to confirm and consummate the Plan. The Plan is the best opportunity for those creditors entitled to vote on the Plan to receive a distribution from the Debtor. The Pre Petition Secured Lenders are giving up their claimed right to 100% of the proceeds of the Debtor’s assets. The Post Petition Lenders have provided over $540,000 to fund the Debtor’s Chapter 11, to fund the Trust, and the fund the pursuing of the Playboy Litigation. The Reorganized Debtor is keeping the Reorganized Debtor’s Assets. Said Assets would have no value to the Trust. The SXTV is merely a trademark. The rights in the EMI Library are unknown, cloudy at best, and will require substantial monies to defend if they are attacked. The Trust cannot utilize the net operating losses. The Plan is based upon the Debtor’s belief that if the Plan is not confirmed, those creditors will receive no distribution because a successful recovery in the Playboy Litigation is the only way those creditors can recover any amount and absent confirmation and consummation of the Plan, the Playboy Litigation cannot be pursued because there will be inadequate funding to do so. This is because the Post-Petition Lenders will not loan money unless the Plan is confirmed and the present value of the Debtor’s remaining assets, through a forced liquidation or at distress values, is inadequate to enable the Debtor to effectively pursue the Playboy Litigation.

B. Overall Structure of the Plan

The Plan divides holders of Claims into four classes and provides a fifth class for holders of Equity Security Interests. Unclassified Claims include Administrative Claims, Professional Fee Claims, Priority Tax Claims, and U.S. Trustee Fees.

The Plan provides for the creation of the Trust and for retention of jurisdiction by the Bankruptcy Court to hear and decide on matters relating to the Plan including jurisdiction over the Avoidance Actions and Playboy Litigation.

C. Classification and Treatment of Administrative Claims, U.S. Trustee Fees, Claims and Equity Security Interests Under the Plan

Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a Chapter 11 plan. An “allowed” administrative expense, claim or equity interest simply means that the debtor agrees, or in the event of a dispute, that the court determines, that the administrative expense, claim or equity interest, including the amount, is in fact a valid obligation of the debtor. §502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or equity interest is automatically “allowed” unless the debtor or another party in interest objects. However, §502(b) of the Bankruptcy Code specifies certain claims that may not be allowed in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor’s equity in the property, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

The Bankruptcy Code also requires that, for purposes of treatment and voting, a Chapter 11 plan divides the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves members of multiple classes of claims and/or equity interests. As a result, under the Plan, for example, a creditor that holds a Pre-Petition Secured Lenders Claim, a General Unsecured Claim and Equity Security Interest would have its Pre-Petition Secured Lenders Claim classified in Class 2, its General Unsecured Claim classified in Class 4, and its Equity Interest classified in Class 5. To the extent of this holder’s Unsecured Claim, the holder would be entitled to the voting and treatment rights that the Plan provides with respect to Class 4, and, to the extent of the holder’s Equity Security Interest, the voting and treatment rights that the Plan provides with respect to Class 5. Class 5 will not vote as stated in §IA and VI C9.

Under a Chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (altered by the plan in any way) or “unimpaired” (unaltered by the plan). If a class of claims is impaired, the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan). Classes 1 and 3 are not entitled to vote to accept or reject this plan. By operation of law, each unimpaired class of Claims or Equity Interests is deemed to have accepted this Plan and therefore not entitled to vote.

Classes 2 and 4 are entitled to vote on the Plan. Holders of Class 5 Interests are impaired under the Plan and deemed to have rejected it under applicable law, without the need or opportunity to vote. By operation of law, impaired Classes that do not receive any interest or properties under the Plan are deemed to have rejected this Plan, and the right to receive an amount under the Chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under Chapter 7. Under §1124 of the Bankruptcy Code, a class of claims or equity interests is impaired unless, with respect to each claim or equity interest of such class, the plan (i) does not alter the legal, equitable, and contractual rights of the holders of such claims or equity interests or (ii) irrespective of the holder’s right to receive accelerated payment of such claims or equity interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or equity interests in the class, compensates the holders of such claims or equity interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive, on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with Post-Petition interest to the extent permitted and provided under the governing agreement between the parties (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.

Thus, other than its right to accelerate a debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Consistent with these requirements, the Plan divides the Claims against, and Equity Security Interests in, the Debtor into the following Classes:

Unclassified	Post-Petition Lenders	Unimpaired/Agreed distribution
Unclassified	Administrative Claims	Unimpaired/Paid in full
Unclassified	Professional Fee Claims	Unimpaired/Paid in full
Unclassified	Priority Tax Claims	Unimpaired/Paid in full
Class 1	Priority Non Tax Claims	Unimpaired/Paid in full
Class 2	Pre-Petition Secured Lenders	Impaired
Class 3	Secured Claims other than Pre-	Unimpaired
Petition Secured Lenders
Class 4	Unsecured General Claims	Impaired
Class 5	Equity Security Interests	Impaired

For purposes of computing distributions under the Plan, Allowed Claims or Equity Security Interests do not include Post-Petition interest unless otherwise specified in the Plan.

1.  Unclassified - Administrative Claims, Priority Tax Claims and U.S. Trustee Fees

          Administrative Claims are Claims for costs and expenses of administration of the Chapter 11 Case allowed under §503(b) of the Bankruptcy Code and entitled to priority under 7§507(a)(1) or 507(b) of the Bankruptcy Code. Such Claims include (i) any actual and necessary costs and expenses of preserving the Debtor’s Estate; (ii) any actual and necessary costs and expenses of operating the Debtor’s business; (iii) any indebtedness or obligations incurred or assumed by the Debtor in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services; (iv) all compensation and reimbursement of expenses to the extent awarded by the Bankruptcy Court under sections 330, 331 or 503 of the Bankruptcy Code; and (v) any fees or charges assessed against the Debtor’s Estate under § 1930 of Chapter 123 of title 28 of the United States Code.

Except as provided for below with respect to Professional Fee Claims, pursuant to the Plan, Administrative Claims and U.S. Trustee Fees will be paid in full, in Cash, on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Claims representing obligations incurred in the ordinary course of business by the Debtor will be assumed and paid by the Debtor in accordance with the terms and conditions of the particular transactions and any agreement relating thereto.

The Debtor believes that most Administrative Expenses other than Professional Fee Claims have been paid during the pendency of the Bankruptcy Case or will be paid as they come due during the Chapter 11 Case and that the Administrative Claims to be paid on the Effective Date essentially will comprise the Allowed fees and expenses incurred by professionals in the Chapter 11 Case. The Debtor estimates $18,000 in Administrative Expenses aside from Professional Fee Claims will be owing on the Effective Date.

Professional Fee Claims comprised of the Debtor’s bankruptcy counsel, special counsel to the Post-Petition Lenders, special litigation counsel and accountant, and the Committee’s counsel’s fees are estimated to aggregate approximately $370,000 as of the Effective Date.

2. Unclassified --- Claims of Post-Petition Lenders. The Post-Petition Lenders shall receive the Post-Petition Lenders’ Share.

3. Unclassified - Professional Fee Claims

Professional Fee Claims are Administrative Claims under sections 3 30(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Chapter 11 Case on or prior to the Effective Date. All payments to Professionals for such Professional Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses.

§503(b) of the Bankruptcy Code provides for payment of compensation to creditors and other entities making a “substantial contribution” to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtor at this time. None are anticipated. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtor and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

Pursuant to the Plan, each holder of a Professional Fee Claim (i) shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, and (ii) if granted such an award by the Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) on the date such Fee Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of such Fee Claim and the Debtor.

4.  Unclassified - Priority Tax Claims

At the sole election of the Debtor, each holder of an Allowed Priority Tax Claim shall be paid either (i) upon such terms as may be agreed to between the Debtor and such holder of an Allowed Priority Tax Claim, or (ii) in deferred Cash payments commencing on the Effective Date and continuing over a period not to exceed six (6) years from the date of assessment of such Allowed Priority Tax Claim, having a value, as of the Effective Date of the Plan, equal to the amount of such Allowed Priority Tax Claim.

Payments shall bear interest at the rate fixed by 26 U.S.C. §§6601 and 6621 on the unpaid portion of the claims to pay the holders of Priority Tax Claims, the value, as of the Effective Date of the Plan, equal to the allowed amount of such claims except New York State Tax Claims shall bear interest at 7% per year, or the then current state statutory rate. Payments to the holders of Priority Tax Claims shall be applied to the earliest assessments first to enable the Debtor to avail itself of the provisions of 11 U.S.C. § 11 29(a)(9)(C). All payments pursuant to the Plan will be applied so as to reduce the obligations under which the Debtor acted as a fiduciary collector of taxes, rather than as a primary obligor, except New York State Tax Claims shall be paid in the order the tax accrued.

The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in conjunction with such Allowed Priority Tax Claim. Any such penalty Claim will be Disallowed as priority claims but may be allowed as a Class 4 General Unsecured Claim. The holder of any such penalty Claim shall not assess or attempt to collect such penalty from the Trust, the Reorganized Debtor, or their property.

A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. These unsecured Claims are given a statutory priority in right of payment. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, to the extent sufficient funds are available after payment of Allowed Administrative Professional Fee Claims, Allowed

Administrative Claims, payment of priority non-tax claims and payment of the Post-Petition Promissory Note, Cash in an amount equal to such Allowed Priority Tax Claim, on the Initial Distribution Date or as soon thereafter as is practicable. Priority tax claims, it is estimated will be owed approximately $450,000.

All payments, except for claims of New York State shall bear interest at the rate fixed by 26 U.S.C. §§6601 and 6621 on the unpaid portion of the claims to pay priority tax creditors, except that claims of New York State Tax Department shall be paid interest at the then current state statutory rate. All such claims shall be paid of a value, as of the Effective Date of the Plan, equal to the allowed amount of such claims. Payments to priority tax creditors shall be applied to the earliest assessments first to enable the Debtor to avail itself of the provisions of 11 U.S.C. §1 129(a)(9)(C). In line with the decision of the United States Supreme Court in U.S. v. Energy Resources, Inc. 110 Sup. Ct. 2175 (1990), the payments shall be applied first to the Trust Fund portion of said claim. All payments pursuant to the Plan will be applied so as to reduce the obligations under which the Debtor acted as a fiduciary collector of taxes, rather than as a primary obligor. This relates, for example, to the ability of the Internal Revenue Service to make an assessment against the principals or other responsible persons of the Debtor under 26 U.S.C. §6672. This is necessary in light of the extremely substantial contribution of Roger Faherty, the Debtor’s sole employee and officer, towards the success of the Reorganized Debtor. If the Debtor did not have the services of Roger Faherty, the Plan in all likelihood would not be fulfilled, and while Mr. Faherty is not drawing a salary and has not since the filing, he may be unwilling to continue provide services unless he has assumed that the Trust Fund portion of the Tax Claims is paid first. Therefore, the Bankruptcy Court should exercise its equitable power and jurisdiction granted to it by the Supreme Court under U.S. v. Energy Resources, Inc. 110 Sup. Ct. 2175 (1990) and permit the application of the Debtor’s payments under the Plan as voluntary payments, first to the trust fund portion of taxes. The amounts of such potential assessments will be reduced directly by the payments made pursuant to the Plan. The Debtor estimates priority tax claims will total approximately $450,000.

5.  Class 1 - Priority Non-Tax Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote.)

The holders of Allowed Priority Non-Tax Claims shall be paid in full on the Effective Date or as may otherwise be agreed between the Trust and any holder of an Allowed Priority Non-Tax Claim. Debtor does not believe it has any.

6. Class 2 - Allowed Pre-Petition Secured Claims (Impaired; therefore, entitled to vote to accept or reject the Plan.)

The Pre-Petition Secured Lenders shall receive the Pre-Petition Secured Lenders’ Share.

On the Effective Date, the claims of the Pre-Petition Secured Lenders shall be allowed in the full amount of their claims as secured claims (the “Pre-Petition Secured Claims”). In exchange for the Pre-Petition Secured Lenders Claims, on the Effective Date, each Pre-Petition Secured Lender shall receive (i) the proceeds of the NJ Equipment, except to the extent used to pay Professional Fees, (ii) its pro rata share of 100% of the new common stock of

Reorganized Debtor, and (iii) its pro rata share equal to 62.5% of the remainder of the total beneficiary interests in the Trust as more fully set forth immediately above.

The Debtor estimates Class 2 claims will total approximately $5,400,000 as per Exhibit 5.

7. Class 3 - Secured Creditors other than Pre-Petition Secured Lenders

.At the option of the Trust, a holder of an Allowed Secured Claim other than the Pre-Petition Secured Lenders shall receive one of the following: (i) cash in an amount equal to such Allowed Secured Claim, including any interest thereon required to be paid pursuant to §506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, (ii) return of the collateral securing its Allowed Secured Claim, in full and complete satisfaction thereof on the later of the Effective Date and the date such secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (iii) reinstatement of the debt constituting the Allowed Secured Claim in accordance with § 1124(2) of the Bankruptcy Code, thereby rendering such Claim unimpaired. The Debtor does not think there are any members of this class.

8. Class 4 - Unsecured Claims (Impaired; therefore, entitled to vote to accept or reject the Plan.)

The holders of Allowed General Unsecured Claims shall receive the General Unsecured Claim Share; and amounts, if any, due to the holders of allowed general unsecured claims under the Post-Petition Promissory note.

The Debtor estimates that the range of General Allowed Unsecured Claims will be from less than $20,000,000 to an upper range that cannot be determined. Debtor or the Trust has disputed or will dispute several of the large claims.

9. Class 5 - Equity Interest

A. When and if all Class 4 Allowed General Unsecured Claims are paid in full with interest as specified herein, then any remaining assets otherwise distributable to Class 4 shall be applied, Pro Rata to the holders of the Allowed Class 5 Equity Interests determined on the Effective Date.

B. In determining when and if all Allowed Class 4 Claims have been paid in full, such Claims shall be presumed for such limited purposes to bear post-Effective Date interest at the contractual, non-default rate applicable in any written pre-petition agreement with such holder or, in the absence of such pre-petition agreement or if any such pre-petition agreement is inapplicable, then with interest at the greater of (x) the federal judgment rate in effect as of the Effective Date, fixed at such rate and not floating thereafter, and (y) the rate of five percent (5%) per annum (or such other interest rate as may be determined by the Bankruptcy Court at the Confirmation Hearing); provided, except to the extent of available proceeds and for the purpose of determining payment in full of Class 4, the Debtor and, to the extent applicable, the Trust, shall not otherwise be obligated to pay post-Petition Date interest or post-Effective Date interest on Class 4 Claims, inasmuch as this paragraph is included solely for purposes of determining when and if Class 4 Claims are paid in full. In further determining when and if the Allowed Class 4 General Unsecured Claims have been paid in full, the Trust shall record as a credit toward payment of such Claims all payments and distributions, respectively made by the other to the holders of the Allowed Class 4 Claims. Because the value of the Debtor’s Assets is less then the total value of its debts and liabilities, it is not anticipated that the holders of Allowed Equity Interests in Class 5 will receive any distributions or retain any interest on account of such Equity Interests. The Debtor will request that the Bankruptcy Court make a finding that the Equity Interests have no value. On the Effective Date, the common stock certificates and other instruments evidencing Equity Interests in the Debtor shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule, and the Equity Interests in the Debtor evidenced thereby shall be extinguished. In the unlikely event that all classes of Claims senior in priority to the Equity Interests in Class 5 are paid in full, the holders of such Equity Interests will receive a Distribution to be calculated on a Pro Rata basis for such Equity Interests, notwithstanding that such Equity Interest are canceled under this Plan.

         D. Provisions Regarding Corporate Governance and Management of Reorganized Directrix

The Debtor, as reorganized after the Confirmation Date, shall be operated by J. Roger Faherty as President.

Under the Plan, all of the newly issued common stock of the Reorganized Debtor ("New Common Stock") will be distributed to the Pre-Petition Secured Lenders. As noted above, the Pre-Petition Secured Lenders have exchanged their claimed right to 100% of the proceeds of the Debtor's assets in exchange for the Pre-petition Secured Lender's Share which includes, among other things the New Common Stock. As described below in Applicability of Certain U.S. And Federal And State Securities Laws, the original issuance of the New Common Stock will be exempt from the registration requirements of the Securities Act of 1933 (the "33 Act") and applicable state laws requiring registration of securities under Bankruptcy Code Section 1145.

After Confirmation, the Reorganized Debtor will have the following assets: the SXTV trademark, the Rights in the EMI Library and $5,000 in cash. The Reorganized Debtor may also succeed to the Debtor's Net Operating Losses if such losses are available after Confirmation.

The Reorganized Debtor's sole officer will be Roger Faherty. Prior to becoming CEO and Chairman of Directrix, Mr. Faherty was CEO and Chairman of Spice which operated adult pay-per-view television networks. Mr. Faherty intends to use his expertise and contacts in the adult entertainment industry to attempt to utilize the Reorganized Debtor's assets to create a new Internet delivered adult entertainment business.

The EMI Library contains approximately 3,000 to 4,000 adult movies licensed from various persons (the "EMI Movies"). The Debtor acquired these rights from EMI in partial settlement of amounts owed to the Debtor by EMI and while the Debtor believes that it acquired the "broadcast rights" in the EMI Movies which would allow it to distribute the EMI Movies over the Internet, there is incomplete documentation pertaining to the Rights in the EMI Library. Consequently, the scope and validity of these rights is uncertain.

The Reorganized Debtor plans to distribute adult entertainment, including the EMI Movies, over the Internet from a website tentatively to be known as SXTV. While the Reorganized Debtor has not finalized its projections, budgets or other financial information for this proposed business, the Reorganized Debtor has nominal capital and therefore will be required to raise capital before it can commence operations. There are no assurances that it will be able to raise sufficient capital.

The Reorganized Debtor intends to seek funding. It may seek to do a private placement to accredited investors in a public entity. It wishes to be a reporting company as it believes this will augments its flexibility in obtaining financing.

Even if the Reorganized Debtor is able to raise sufficient capital, there can be no assurances that this business will be successful. There are several thousand websites offering adult entertainment, many of which will have far greater resources than will the Reorganized Debtor. Exploitation of the EMI Movies may subject the Reorganized Debtor to infringement claims which could render the EMI Movies unusable or at the very least, prove costly to resolve. Moreover, the EMI Movies are several years old and in general, adult entertainment does not have a long shelf life.

The Reorganized Debtor will also have the added expense of complying with the periodic reporting requirements under the Securities Exchange Act of 1934 (the "34 Act"). After the distribution of the New Common Stock, the Reorganized Debtor will be a reporting company under Section 12(g) of the 34 Act. As such, the Reorganized Debtor will be required to file periodic reports with the Securities and Exchange Commission including annual reports containing audited financial statements, which will substantially add to its professional fees and expenses.

AN INVESTMENT IN THE NEW COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF THE REORGANIZED DEBTOR'S PROPOSED BUSINESS PROVES TO BE UNSUCCESSFUL, THE NEW COMMON STOCK MAY BECOME WORTHLESS. THE RISK FACTORS NOTED ABOVE ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS RELATING TO AN INVESTMENT IN THE REORGANIZED DEBTOR OR IN THE NEW COMMON STOCK. OTHER RISK FACTORS INVOLVING THE REORGANIZED DEBTOR ARE SET FORTH ELSEWHERE IN THE PLAN WHICH SHOULD BE REVIEWED, IN ITS ENTIRETY, TOGETHER WITH THE EXHIBITS AND OTHER ATTACHMENTS, PREFERABLY WITH THE ASSISTANCE OF SUCH HOLDER'S FINANCIAL, ACCOUNTING AND/OR LEGAL ADVISOR.

Applicability of U.S. Federal and State Securities Laws to Issuance and Resale of New Common Stock Issued Pursuant to Plan.

The Debtor believes that under Bankruptcy Code Section 1145, the original issuance of the New Common Stock under the Plan, will, in general, be exempt from the registration requirements of the 33 Act and applicable state securities laws.

A resale of the New Common Stock should also be exempt from registration under the 33 Act provided the Pre-Petition Secured Lender holding the New Common Stock is not deemed an "underwriter" or an "affiliate" under the 33 Act. Generally, a Pre-Petition Secured Lender will not be deemed an underwriter if he (1) has not become a Pre-Petition Secured Lender of the Debtor with a view to distribution of any securities to be received in exchange for Claims under the Plan, (2) has not offered to sell the New Common Stock to others, (3) has not offered to buy the New Common Stock from others where that offer is with a view to distribution and under an agreement made in connection with the Plan and (4) is not a control person of the Debtor as that term is used in the 33 Act.

Rule 144 under the 33 Act defines an "affiliate" of an issuer as any person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the issuer. In general, any person who is an officer or director or owns, directly or indirectly, more than 5% of the outstanding stock of an issuer will be deemed to be an affiliate. Rule 145 allows an affiliate holding unrestricted securities to sell, without registration, a number of securities within any three month period that does not exceed the greater of 1% of the outstanding number of shares of the issuer or the average weekly trading volume in the four calendar weeks preceding the date on which notice of sale is filed, subject to the satisfaction of certain other requirements set forth in Rule 144 including the manner of sale, notice requirements and the availability of certain public information regarding the issuer.

It should be noted that the New Common Stock will initially not be listed on any securities exchange or "over the counter" market and even if listed, there will likely be nominal trading volume in the New Common Stock. This may adversely affect the price of the New Common Stock and may also affect the number of shares of New Common Stock that may be transferred by an affiliate under Rules 145 and 144.

The determination of whether a particular Pre-Petition Secured Lender would be deemed to be an underwriter or an affiliate is necessarily an individual one, and any Pre -Petition Secured Lender considering reselling New Common Stock received under the Plan should consult a securities advisor and independent counsel to determine whether he would be considered an underwriter and, therefore, ineligible for the exemption described above.

State securities laws may also restrict the transferability of the shares of New Common Stock. In general, if securities are listed on a recognized exchange, the shares will be freely tradable under state securities law. It is not currently anticipated that the New Common Stock will be listed on a recognized securities exchange and therefore their transferability may be limited by state securities laws unless another exemption from registration is available.

THE ABOVE DISCUSSION IS INTENDED AS GENERAL INFORMATION ONLY, AND ANY PERSON DESIRING TO RESELL ANY NEW COMMON STOCK RECEIVED PURSUANT TO THE PLAN IS URGED TO CONSULT A SECURITIES ADVISOR FOR THE AVAILABILITY OF ANY REGISTRATION EXEMPTION.

E. Distributions Under the Plan

Distributions to be made by the Trust under the Plan shall be made by the Trustee upon conclusion of the Playboy Litigation. Under the Trust provisions of the Plan, the Trustee is required to post a bond. The Disbursing Agent shall initially maintain his Disbursing Debtor’s bank account at JP Morgan Chase which may thereafter be changed to another financial institution approved by the Office of the U.S. Trustee. The Trustee shall notify the U.S. Trustee upon cancellation of the bond.

F. Allocation of Consideration

The aggregate consideration to be distributed to the holders of Allowed Claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys’ fees where applicable.

G. Discharge of Debtor and Others

Except as otherwise provided in the Plan: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Debtor in Possession, the Estate, the Reorganized Debtor, the Trust, or any of their respective assets or properties, (2) on the Effective Date, all such Claims against the Debtor, whether arising at any time prior to the Petition Date or after the Petition Date until the Effective Date, shall be satisfied, discharged and released in full and (3) all persons and entities shall be precluded from asserting against the Debtor, the Reorganized Debtor, the Trust, or their successors, assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, discharge and release of, all Claims of any nature whatsoever against Debtor or any of its assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtor shall be deemed discharged and released pursuant to § 1141 (d)(1)(A) of the Bankruptcy Code from any and all Claims.

Section 1 141(d)(3) is not applicable as some of the Debtor’s assets are not being liquidated, but will be in the Reorganized Debtor. Also, the Reorganized Debtor will engage in business after consummation of the Plan.

Except as otherwise specifically provided in the Plan, the Pre-Petition Secured Creditors and their respective affiliates, agents , servants, financial advisors, attorneys, and employees, on and after the Effective Date, are released by the Debtor, its chapter 11 Estate, the Reorganized Debtor and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releases, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date.

Except as otherwise specifically provided in the Plan, the members of the Committee, the Committee’s counsel, and their respective affiliates, agents, servants, financial advisors, attorneys, and employees, on and after the Effective Date, are released by the Debtor, its chapter 11 Estate, the Reorganized Debtor and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releases, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date. Notwithstanding anything in this paragraph to the contrary, nothing herein shall constitute a release of any defenses, offsets, or counterclaims that may exist in the Logix Case.

Except as otherwise specifically provided in the Plan, the D&O Releasees, on and after the Effective Date, are released by the Debtor, its chapter 11 estate and the Trust from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor, its chapter 11 Estate, the Reorganized Debtor, or the Trust would have been legally entitled to assert in their own right or, as a debtor-in-possession or otherwise by succession by operation of the Bankruptcy Code, on behalf of the holder of any Claim or Equity Interest or other person or entity against such releasees, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place at any time on or before the Effective Date.

The Debtor is unaware of any actions or causes of action or potential causes of action against anyone being released by the Plan except for the claims in the Logix Case against J. Roger Faherty and Don McDonald which claims are not being released. Playboy alleges that the Debtor may have an indemnification and contribution claim against J. Roger Faherty if Playboy successfully litigates its counterclaim in the Playboy Litigation for fraud.

Roger Faherty is a substantial Pre-Petition Secured Lender and Post-Petition Lender. He is a Pre-Petition Secured Lender for $1,301,704 and he is committed to a 22.84 % share of the Post-Petition Lenders. The Post-Petition Lenders have provided $540,000. They in all likelihood will provide additional funds over the $540,000 to enable confirmation of the Plan and additional funds beyond that to pursue the Playboy Litigation. He is also a crucial witness in the Playboy Litigation.

Mark Egan is a substantial Pre-Petition Secured Lender and Post-Petition Lender. He, through Marlin Capital Corp., 100% owned by him, is a Pre-Petition Secured Lender for $683,420 and he is committed, through Marlin Capital Corp., to a 11.5 % share of the Post-Petition Lenders. The Post-Petition Lenders have provided over $540,000. They in all likelihood will provide additional funds over the $540,000 to enable confirmation of the Plan and additional funds beyond that to pursue the Playboy Litigation.

From and after the Effective Date, all persons and entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding against the Debtor, the Debtor-in-Possession, the Estate, the Reorganized Debtor, the Trust, the Trustee, or their respective agents, servants, financial advisors, attorneys, or employees on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged pursuant to the Plan. The Reorganized Debtor is further enjoined from seeking any remedy against any of the Estate, the trust, their respective agents, servants, financial advisors, attorneys, or employees or any person released in that release executed by the Debtor on the Effective Date.

Neither the Debtor, the Committee and its members and its Bankruptcy Court approved professionals, Debtor’s Bankruptcy Court approved professionals, special counsel, and ordinary course professionals, the Pre-Petition Secured Lenders, counsel to the Pre-Petition Secured Lenders, the Post-Petition Lenders and counsel to the Post-Petition Lenders, or the affiliates, agents, servants, financial advisors, attorneys, or employees of any of the foregoing or anyone for whom any of the foregoing may be legally responsible, or their respective assets or properties, shall have or incur any liability to the holder of any Claim or Equity Interest for any act, condition, event, representation or omission after the Debtor’s Petition Date, in connection with, arising out of or relating to the Debtor’s chapter 11 bankruptcy case, the formulation, negotiation, preparation, dissemination, implementation, filing, confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order, the administration of the Plan or property to be distributed under the Plan, or otherwise, including the solicitation of votes for and the pursuit of confirmation of the Plan, except for willful misconduct or gross negligence. Notwithstanding anything in this paragraph to the contrary, nothing herein shall constitute a release of Logix of any defenses, offsets, or counterclaims that may exist in the Logix Case.

The release provisions of the Plan, the injunctive provisions of the Plan, and the exculpation provisions of the Plan are intended, shall be construed, and shall operate, within the limits of the stated terms of the relevant Sections of the Plan, to grant the nondebtor beneficiaries thereof releases, exculpation, and injunctive relief to the full extent that does not violate the provisions of 11 U.S.C. §524(e), but are not intended, shall not be construed, and shall not operate to grant any releases, exculpation, or injunctive relief to such nondebtor beneficiaries that violates the provisions of 11 U.S.C. §524(e).

Nothing in the plan should: (1) release or discharge any claims by the Securities and Exchange Commission against any non debtors; or (2) enjoin or release the Securities and Exchange Commission from enforcing any such claims against any non debtor.

J. Roger Faherty has worked during the Chapter 11 without salary. No officer, director or shareholder has earned a salary for his services for the Debtor during its Chapter 11.

The Pre Petition Secured Lenders claim a lien on all assets of the Debtor. They are giving up
3 7.5% of the proceeds of the Trust Assets. The Post-Petition Lenders, who are closely related to the Pre-Petition Secured Lenders are funding the Plan, the Chapter 11, the Professional Fees and the Playboy Litigation. Therefore, fairness and necessity are present for granting third party releases in this case.

Playboy has questioned the propriety of J. Roger Faherty being on the Trust Board and perhaps having control of the Trust. Playboy argues that J. Roger Faherty’s interests may diverge from the interests of the other creditors of the Debtor. Playboy believes that such divergence of interests could occur if Playboy is successful in its counterclaim in the Playboy Litigation for fraud, whereupon the Debtor may have a claim against J. Roger Faherty for indemnification and contribution.

H. Treatment of Executory Contracts and Unexpired Leases

All Executory Contracts and Unexpired Leases which have (i) not been assumed, (ii) not been rejected, or (iii) not the subject of a motion to assume or reject, as of the Confirmation Date, shall be deemed rejected as of such date. Claims arising from such rejection shall be treated as Class 4 Unsecured Claims. The Debtor does not believe that there exist any Executory Contracts or Unexpired Leases, although a further review of pre-petition agreements is continuing.

I. Implementation and Effect of Confirmation of the Plan

Conditions Precedent To The Occurrence Of The Effective Date. It shall be a condition to the occurrence of the Effective Date of the Plan on the Effective Date that each of the following conditions shall have been satisfied or waived by the Debtor, the Pre-Petition Secured Lenders, and the Committee:

(1) the Confirmation Order, in form and substance acceptable to the Debtor and reasonably acceptable to the Committee and the Pre-Petition Secured Lenders shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court (which condition may not be waived);

(2) the Confirmation Order shall be a Final Order (which condition may be waived by the Debtor in its sole discretion, absent entry of a stay pending appeal);

(3) the Debtor’s cash on hand as of the Effective Date lawfully available to pay or reserve for payment of administration and non-tax priority Claims and Professional Fees; and

(4) all Plan Documents and other applicable documents necessary or appropriate to the implementation of the Plan shall have been executed, delivered, and where applicable filed with the appropriate authorities.

J. Tax Consequences of the Plan.

The following is a general summary of certain material federal income tax consequences of the Plan and the distributions provided under the Plan. This summary does not discuss all aspects of federal taxation that may be relevant to a particular creditor in light of its individual investment circumstances or to certain creditors or shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, financial institutions, broker-dealers, life insurance companies, foreign corporations or individuals who are not citizens or residents of the United States). This summary does not discuss any aspects of state, local or foreign taxation. The impact on foreign holders of claims and equity interests is not discussed.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “IRC”), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation and the complexity of the transactions contemplated in the Plan, substantial uncertainties exist with respect to various tax consequences of the Plan. The Debtor has not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to these matters and no opinion of counsel has been sought or obtained by the Debtor with respect thereto. There can be no assurance that the IRS or any state or local taxing authorities will not challenge any or all of the tax consequences of the Plan, or that such a challenge, if asserted, would not be sustained.

FOR THE FOREGOING REASONS, CREDITORS AND SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. THE DEBTOR IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR SHAREHOLDER, NOR IS THE DEBTOR RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

1.           Federal Income Tax Consequences to the Debtor.

Cancellation of Indebtedness. Generally, the Debtor will realize cancellation of debt (“COD”) income to the extent that the Debtor pays a creditor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtor that is worth less than the amount of such Claim. For this purpose, the amount of consideration paid to a creditor generally will equal the amount of cash or the fair market value of property paid to such creditor. Because the Debtor will be in a bankruptcy case at the time the COD income is realized (if any is realized), the Debtor will not be required to include COD income in gross income, but rather will be required to reduce tax attributes by the amount of COD income so excluded. The Debtor anticipates that, after the reduction of tax attributes as a consequence of the realization of COD income, the Debtor will have remaining net operating losses (“NOLs”) and built-in losses. Moreover, Section 382 of the IRC could substantially limit, or deny in full, the availability of the Debtor’s net operating loss and tax credit carry forwards as a result of the transactions contemplated under the Plan.

2.            Tax Consequences to Creditors.

In General. The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, on: (a) whether its Claim constitutes a debt or security for federal income tax purposes, (b) whether the holder of the Claim receives consideration in more than one tax year, (c) whether the holder of the Claim is a resident of the United States, (d) whether all the consideration received by the holder of the Claimant is deemed to be received by the holder of the Claim as part of an integrated transaction, (e) whether the holder of the Claim reports income using the accrual or cash method of accounting, and (f) whether the holder has previously taken a bad debt deduction or worthless security deduction with respect to the Claim.

Gain or Loss on Exchange. Generally, a holder of an Allowed Claim will realize a gain or loss on the exchange under the Plan of his Allowed Claim for cash and other property in an amount equal to the difference between (i) the sum of the amount of any cash and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to accrued but unpaid interest on the Allowed Claim), and (ii) the adjusted basis of the Allowed Claim exchanged therefore (other than basis attributable to accrued but unpaid interest previously included in the holder’s taxable income). Any gain recognized generally will be a capital gain (except to the extent the gain is attributable to accrued but unpaid interest or accrued market discount, as described below) if the Claim was a capital asset in the hand of an exchanging holder, and such gain would be a long-term capital gain if the holder’s holding period for the Claim surrendered exceeded one (1) year at the time of the exchange.

Any loss recognized by a holder of an Allowed Claim will be a capital loss if the Claim constitutes a “security” for federal income tax purposes or is otherwise held as a capital asset. For this purpose, a “security” is a debt instrument with interest coupons or in registered form.

3.            Information Reporting and Backup Withholding.

Under the backup withholding rules of the Internal Revenue Code, holders of Claims may be subject to backup withholding at the rate of 31 percent with respect to payments made pursuant to the Plan unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the holder’s federal income tax liability. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX

PROFESSIONAL. THE FEDERAL, STATE, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING SUCH TAX CONSEQUENCES.

K. Litigation and Causes of Action.

The Plan preserves all of the Debtor’s assets. Included in such assets are all of the Debtor’s currently pending litigation, all causes of action and all choses in action. Under the Plan, all liens and claims with respect to such litigation, causes of action and choses in action, unless specifically preserved, will be discharged.

1. Preferences

Under the Bankruptcy Code, a debtor may recover certain preferential transfers of property, including cash, made while insolvent during the 90 days immediately prior to the filing of its bankruptcy petition with respect to pre-existing debts, to the extent the transferee received more than it would have in respect of the pre-existing debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. In the case of “insiders,” the Bankruptcy Code provides for a one-year preference period. There are certain defenses to such recoveries. Transfers made in the ordinary course of a debtor’s and transferee’s business according to the ordinary business terms in respect of debts less than 90 days before the filing of a bankruptcy are not recoverable. Additionally, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case), such extension of credit may constitute a defense to recovery, to the extent of any new value, against an otherwise recoverable transfer of property. If a debtor recovers a transfer, the transferee has an unsecured claim against the debtor to the extent of the recovery. Attached to the Debtor’s Bankruptcy Statement of Financial Affairs, and incorporated herein by reference, is a schedule of all payments made by the Debtor during the 90-day period prior to the Petition Date, and the Debtor reserves the right to bring preference claims with respect to all such payments. Likewise attached to the Debtor’s Bankruptcy Statement of Financial Affairs, and incorporated herein by reference, is a schedule of all payments made by the Debtor during the one-year period prior to the Petition Date and the Debtor reserves the right to bring preference claims with respect to all such payments made to insiders. The Debtor’s Bankruptcy Statement of Financial Affairs is available for inspection at the Office of the Clerk for the United States Bankruptcy Court for the Southern District of New York, or is available on written request to counsel for the Debtor. It is on the Bankruptcy Court website for the Southern District of New York for Directrix, document number 69.

2. Fraudulent Transfers

Under the Bankruptcy Code and various state laws, a debtor may recover certain transfers of property, including the grant of a security interest in property, made while insolvent or which rendered the debtor insolvent. Attached to the Debtor’s Bankruptcy Statement of Financial Affairs, and incorporated herein by reference, is a list of all persons who have received transfers within a year of the Petition Date, and the Debtor reserves the right to bring fraudulent conveyance and/or transfer claims with respect to all such payments.

3.          Causes of Action Generally

The actions referred to above are not exhaustive. The Debtor reserves its right to identify and bring lawsuits based on additional preferences, fraudulent transfers, post-petition transfers and any other actions. The Debtor has conducted a limited analysis of potential recoveries under Chapter 5 of the Bankruptcy Code. Any and all avoidance actions and rights pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and all causes of action under state, federal or other applicable law shall be retained and may be prosecuted or settled by the Debtor and/or the Trust. The Debtor reserve the right to add to the causes of action described above.

L. Retention of Jurisdiction

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, § 105(a) and §1142 of the Bankruptcy Code and for, among other things, the following purposes:

1	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Allowance or priority of Claims and Interests;

2	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

3	resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is (or, as of the Effective Date, was) a party or with respect to which the Debtor may be or may have been liable and to hear, determine and, if necessary, Allow, Disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claims arising therefrom;

4	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending in the Bankruptcy Court on the Effective Date;

5	enter such orders as may be necessary or appropriate to implement, consummate or aid in execution of the provisions of the Plan and all contracts, instruments, and other agreements or documents created or amended in connection with the Plan or the Disclosure Statement;

6	To determine any and all controversies and disputes arising under, or in connection with, the Plan and such other matters as may be provided for in the order of confirmation;

7	To issue such orders in aid of execution of the Plan, to the extent authorized by §§105(a) and 1142 of the Bankruptcy Code;

8	To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan

9	To recover all assets of the Debtor and property of the Debtor, wherever located;

10	To hear and determine matters concerning state, local, and federal taxes in accordance with §§346, 505, and 1146 of the Bankruptcy Code, including, but not limited to matters concerning the Reorganized Debtor’s ability to use certain of the Debtor’s tax attributes;
11	resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any person’s or entity’s obligations incurred in connection with the Plan;

12	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person or entity with consummation or enforcement of the Plan, except as otherwise provided herein;

13	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14	to consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

15	to hear any other matter not inconsistent with the Bankruptcy Code

16	to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created or amended in connection with the Plan or the Disclosure Statement;

17	to enter an order and/or final decree concluding the Chapter 11 Case.

In the event the Bankruptcy Court determines that it cannot exercise jurisdiction, abstains from exercising jurisdiction, or is prohibited by a senior federal court from exercising jurisdiction with respect to all or any portion of the foregoing, the Trust, may pursue such matters in the appropriate court or administrative forum of competent jurisdiction.

M. Miscellaneous Provisions

1. Payment of Statutory Fees

All fees payable on or before the Effective Date pursuant to § 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtor or the Trustee, on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the Trustee.

2. U.S. Trustee Fees and Reports

Upon the Effective Date, the Trustee shall pay all U.S. Trustee Fees and file the required reports until such time as the Court enters a final decree closing the Chapter 11 Case. The Debtor’s responsibilities in this regard will remain unchanged until the Effective Date which responsibilities shall be fulfilled by the Trustee.

3. Amendment or Modification of the Plan

Subject to the limitations contained herein and in accordance with the Bankruptcy Code and other applicable law, (a) the Debtor reserves the right to amend or modify the Plan prior to the entry of the Confirmation Order and after the entry of the Confirmation Order, it may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with it, § 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

4. Governing Law

Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of law provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

5. Filing or Execution of Additional Documents

On or before the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

6. Withholding and Reporting Requirements

In connection with the consummation of the Plan, the Debtor and its successors, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority or other governmental unit, and all distributions hereunder shall be subject to such withholding and reporting requirements.

7. Exemption From Transfer Taxes

Pursuant to §1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

8. Waiver of Federal Rule of Civil Procedure 62(a)

The Debtor may request that the Confirmation Order include (i) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (ii) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

9. Exhibits

All Exhibits to this Disclosure Statement are incorporated into and constitute a part of this Disclosure Statement as if set forth herein.

10. Exemption from Registration Under the Securities Act of 1933

Applicability of Bankruptcy Code Sections 1125 and 1145 to New Stock Issued Under the Plan. The protection afforded by Bankruptcy Code § 1125 with regard to the solicitation of acceptances or rejections of the Plan and with regard to the New Stock issued and distributed to the holders of Administrative Claims under or in connection with the Plan and the Confirmation Order, shall apply to the full extent provided by law. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that Directrix, the Debtor, and each of their respective officers, directors, partners, employees, members, or agents, the Debtor, the Committee, and the members thereof, Directrix, each of their respective officers, directors, partners, employees, members, or agents, and each Professional, attorney, accountant, or other professional employed by any of them, and the Pre-Petition Secured Lenders and the Post Petition Lenders and each of their respective offices, directors, partners, employees, members, attorneys, or agents, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code §1125 and the federal securities laws. In addition, to the extent provided by law the exemption from the requirements of §5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security provided for in Bankruptcy Code §1145 shall apply to the New Stock to be issued under the Plan in exchange for any Claim against the Debtor.

No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New Common Stock. The Debtor believes that, subject to certain exceptions described below, various provisions of the Bankruptcy Code exempt from federal securities registration requirements (i) the offer and distribution of such securities pursuant to the Plan; and (ii) subsequent transfers of such securities. In addition, various provisions of the Bankruptcy Code exempt from state securities registration requirements the offer and distribution of such securities pursuant to the Plan. As discussed below, however, the ability to effect subsequent transfers of such securities under state securities laws without registration or qualification under such laws may be limited in circumstances where the securities are not registered under the Exchange Act, various things may prevent such registration or they may not constitute "covered securities" for purposes of the Securities Act (i.e., not listed on the NYSE or the American Stock Exchange (the "Amex") or quoted on the Nasdaq National Market).

Bankruptcy Code Exemptions from Registration Requirements

Section 1 145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against, or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtor believes that the offer and sale of the New Common Stock under the Plan satisfies the requirements of section 11 45(a)(1) of the Bankruptcy Code as interpreted in prior bankruptcy cases and by the SEC in various no-action letters and, therefore, are exempt from registration under the Securities Act and state securities laws.

Subsequent Transfers of Securities under Federal Securities Laws

In general, all resales and subsequent transactions in the New Common Stock distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "affiliate" of the Reorganized Debtor or an "underwriter" with respect to such securities. Rule 144 under the Securities Act defines "affiliate" of an issuer as any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

persons who purchase a claim against, an interest in, or a claim for administrative expense against, the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

persons who offer to buy securities from the holders of such securities, if the offer to buy is (1) with a view to distributing such securities and (2) made under a distribution agreement; and

a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

With respect to the definition of an underwriter under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer. Whether or not any particular person would be deemed to be an "affiliate" of the Reorganized Debtor, an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the debtor expresses no view as to whether any person would be deemed to be an "affiliate" of the Reorganized Debtor, or an "underwriter" with respect to any security to be issued pursuant to the Plan.

Rule 144 under the Securities Act provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an "affiliate" of the issuer of such securities to sell, without registration, within any three-month period in a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notices of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtor believes that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization that are not "affiliates" of the issuer are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors: either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales.

The use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtor has not sought the views of the SEC on this matter, and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

In addition, if the New Common Stock is not listed on the NYSE or other national securities exchange or approved for quotation on a national automated quotation system as of the Effective Date, persons who are accumulators or distributors may not be able to take advantage of the SEC position with respect to such resales as they will be unable to effect "ordinary trading transactions" in the New Common Stock until the New Common Stock is so listed or quoted.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN "AFFILIATE" OF THE REORGANIZED DEBTOR OR "UNDERWRITER" WITH RESPECT TO THE NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SUCH SECURITIES AND RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Status of Resale of Securities to be Issued Pursuant to Plan

Stock to Be Issued. Pursuant to the exemption provided by §1145 of the Bankruptcy Code, Directrix will issue (i) New Common Stock which together with the balance of the Pre-Petition Secured Lenders' Share shall be in release, discharge and satisfaction of all Allowed Administrative Claims of Certificate Holders electing such exchange, and (ii) New Common Stock in release, discharge and satisfaction of all Pre-Petition Secured Lenders' Claims.

Under Bankruptcy Code §1145, the original issuance of the New Stock (hereinafter the "Securities") under the Plan, will be exempt from the registration requirements of the Securities Act and applicable state laws requiring registration of securities.

Resale of the Securities by a Creditor receiving the same directly under the Plan will also be exempt from registration provided the Creditor is not an underwriter. Generally, a Creditor will not be deemed an underwriter if he (1) has not become a Creditor of the Debtor with a view to distribution of any securities to be received in exchange for Claims under the Plan, (2) has not offered to sell the Securities for others, (3) has not offered to buy the Securities from others where that offer is with a view to distribution and under an agreement made in connection with the Plan and (4) is not a control person of the Debtor as that term is used in the Securities Act. The determination of whether a particular Creditor would be deemed to be an underwriter is necessarily an individual one, and any Creditor considering reselling Securities received under the Plan should consult a securities advisor and independent counsel to determine whether he would be considered an underwriter and, therefore, ineligible for the exemption described above.

THE ABOVE DISCUSSION IS INTENDED AS GENERAL INFORMATION ONLY, AND ANY PERSON DESIRING TO RESELL ANY SECURITIES RECEIVED PURSUANT TO THE PLAN IS URGED TO CONSULT A SECURITIES ADVISOR FOR THE AVAILABILITY OF ANY REGISTRATION EXEMPTION. THE REORGANIZATION CONTEMPLATED BY THE PLAN AND THE NEW STOCK TO BE ISSUED HEREUNDER INVOLVE A HIGH DEGREE OF RISK. IF DIRECTRIX'S BUSINESS AND DEVELOPMENTAL PLANS PROVE TO BE UNSUCCESSFUL, THE NEW STOCK MAY BECOME WORTHLESS. THE FOLLOWING RISK FACTORS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS RELATING TO THE DEBTOR; ADDITIONAL RISK FACTORS ARE DESCRIBED THROUGHOUT THE DISCLOSURE STATEMENT. HOWEVER, IN PARTICULAR, ALL CLAIMANTS SHOULD BE AWARE THAT THE RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FACTS THAT THE DEBTOR HAVE A RECORD OF LOSING MONEY; THE DEBTOR

AND DIRECTRIX MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL; THE DEBTOR AND DIRECTRIX FACE SUBSTANTIAL COMPETITION FROM MORE EXPERIENCED AND BETTER FINANCED COMPETITORS ; AND THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR THE DEBTOR'S SECURITIES.

VII.

PROJECTIONS AND VALUATION ANALYSIS

The Debtor has not provided any projections for the reason that the Plan transfers the vast majority of the Debtor's assets to the Trust. The Liquidation analysis is in §IXC4 best interests test infra. Accordingly, the Creditors shall receive at least as much under the Plan as they would receive if the Chapter 11 Case were converted to a case under Chapter 7 of the Bankruptcy Code.

Moreover, as set forth below, Creditors will receive more under the Plan than they would receive under Chapter 7 by reason of the fact that (i) no further delay in Distributions will ensue, (ii) no additional tier of Chapter 7 administrative expenses will be incurred, (iii) The Post-Petition Lenders shall fund the Trust and the Playboy Litigation if the Playboy Litigation is successful, which is worth more than the Reorganized Debtor's Assets, and (iv) the Trust and a Chapter 7 trustee could not utilize the tax loss carryforwards.
VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DEL IVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

1. Certain Bankruptcy Law Considerations

(a) Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

(b) Although the Debtor believes that the Effective Date may occur immediately after the entry of the Confirmation Order, there can be no assurance as to such timing or that such conditions will ever occur.

2. Risk of Playboy Litigation

The Playboy Litigation is complex. Playboy is represented by Skadden Arps Slate Meagher & Flom. The Trust ultimately may run out of funding for the Playboy Litigation. The Trust may lose the Playboy Litigation or obtain a small settlement or verdict. It is estimated that it will cost approximately $500,000 to fund the Playboy Litigation. The Trust Assets should be more than sufficient to fund the Playboy Litigation. Otherwise, the Post-Petition Lenders should fund any shortfall. The Playboy Litigation may lead to a recovery of over $17,000,000. It may lead to no recovery.

3. Other Risk Factors

While the essence of the Plan, including the creation of the Trust, have been approved by the Creditors’ Committee, the Pre-Petition Secured Lenders and the Post Petition Lenders, there is no assurance that the requisite vote of Creditors for acceptance of the Plan will be obtained.

The treatment of the Pre-Petition Secured Lenders in the proposed settlement may not be approved. In that event, there will likely be litigation as to the amount, extent and validity of their liens. The amount of such claims will be determined by the Bankruptcy Court and may approach or even exceed $7 million. If the settlement is not approved, the Post-Petition Lenders will likely not fund the Plan or any plan.

IX.

CONFIRMATION PROCEDURE

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (i) the Plan has properly classified Claims and Equity Security Interests; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Debtor has complied with applicable provisions of the Bankruptcy Code; (iv) the Debtor has proposed the Plan in good faith and not by any means forbidden by law; (v) disclosure of “adequate information” as required by section § 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of all classes of creditors and interest holders (except to the extent that “cramdown” is available under § 1129(b) of the Bankruptcy Code); (vii) the Plan is in the “best interests” of all holders of Claims or Equity Security Interests in an impaired class; and (viii) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date.

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan

A. Solicitation of Votes

Each impaired class of Claims and Equity Security Interests that will receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan.

Classes 1 and 3 of the Plan are unimpaired and holders of Claims in such Classes are conclusively presumed to have accepted the Plan; the solicitation of acceptances with respect to Classes 1 and 3 are not required. Classes 2, 4, and 5 are impaired. In accordance with § 1126 and 1129 of the Bankruptcy Code, the Debtor is soliciting acceptances from holders of Allowed Claims in Classes 2 and 4. Holders of Class 5 Interests are impaired under the Plan and deemed to have rejected it under applicable law, without the need or opportunity to vote. By operation of law, impaired Classes that do not receive any interest or properties under the Plan are deemed to have rejected this Plan.

As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

As to classes of equity interests entitled to vote on a plan, acceptance is defined as acceptance by holders of at least two-thirds of the number of shares in such class that have timely voted to accept or reject a plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Any Claim or Equity Security Interest in an impaired class as to which (i) an objection or request for estimation is pending or (ii) which is scheduled by the Debtor as unliquidated, contingent or disputed and for which no proof of Claim was timely filed, is not entitled to vote unless the holder of such Claim or Equity Security Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim solely for the purpose of voting on the Plan. The foregoing general procedure will be subject to the following qualifications:

(a)
If a Claim or Equity Security Interest is deemed Allowed in accordance with the Plan, such Claim or Equity Security Interest is Allowed for voting purposes in the deemed Allowed amount set forth in the Plan;

(b)
If a Claim or Equity Security Interest has been estimated or otherwise Allowed for voting purposes by order of the Bankruptcy Court, such Claim or Equity Security Interest shall be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution;

(c)
If a Claim or Equity Security Interest is listed in the Schedules as contingent, unliquidated or disputed and a proof of Claim was not (i) filed by the Bar Date or (ii) deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline, such Claim will be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c); and

(d)
If the Debtor has served and filed an objection to a Claim at least twenty (20) days before the Voting Deadline, such Claim will be temporarily disallowed for voting purposes only and not for the purposes of the allowance or distribution except to the extent and in the manner as may be set forth in the objection.

If any creditor seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on the Debtor and to file on or before the tenth (10th) day after the later of (i) service of notice of the Confirmation Hearing and (ii) service of notice of an objection, if any, to such Claim, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan. As to any creditor filing such motion, such creditor’s Ballot is not to be counted unless temporarily allowed by the Bankruptcy Court for voting purposes after notice and a hearing

B. The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for December 9, 2003 at 11:00 a.m., prevailing Eastern Time, before the Honorable Allan L. Gropper, Courtroom 617 at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of Equity Security Interests held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following party on or before December 2, 2003 at 5:00 p.m., prevailing Eastern Time:

Harris D. Leinwand
Attorney for Debtor and Debtor in Possession
9 East 40th Street-12th Floor
New York, New York 10016
(212) 725-7338

Kevin J. Walsh, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
One Financial Center
Boston, MA 02111

C. Mark Brannum, Esq. J. Frasher Murphy, Esq. Winstead Sechrist & Minick, P.C. 5400 Renaissance Tower 1201 Elm Street Dallas, TX 75270	Paul Schwartzberg, Esq. Office of the United States Trustee 33 Whitehall Street, 21st Floor New York, NY 10004

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and orders of the Bankruptcy Court.

C. Confirmation

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of § 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class; (ii) feasible; and (iii) in the “best interests” of creditors and stockholders that are impaired under the plan.

1. Acceptance

Classes 2, 4, and 5 of the Plan are impaired under the Plan and Classes 2 and 4 are entitled to vote to accept or reject the Plan. Classes 1 and 3 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. The Debtor reserves the right to amend the Plan.

Holders of Class 5 Interests are impaired under the Plan and deemed to have rejected it under applicable law, without the need or opportunity to vote. By operation of law, impaired Classes that do not receive any interest or properties under the Plan are deemed to have rejected this Plan.

2. Unfair Discrimination and Fair and Equitable Tests.

To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.” It establishes “cram down” tests for secured creditors, unsecured creditors and equity holders, as follows:

(a) Secured Creditors. (Class 3) Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, or (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

(b) Unsecured Creditors. (Class 4) Either (i) each impaired unsecured creditor receives or retains under the Plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

(c) Equity Security Interests. (Class 5) Either (i) each holder of an equity interest will receive or retain under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of its interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

3. Feasibility

§1 129(a)(1 1) of the Bankruptcy Code requires that confirmation of the Plan not be likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successors to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. Inasmuch as the Plan provides for substantially all of the assets of the Debtor’s Estate to be liquidated and distributed, the Plan is clearly feasible.

The Debtor has approximately $18,000 in unpaid expenses incurred since the filing of its petition for an order for relief in addition to the unpaid claims of its professionals. This includes unpaid administration taxes of $200. The Debtor currently owes approximately $300,000 in aggregate fees and disbursements to its counsel, counsel for the Post Petition Lenders, counsel to the Creditors’ Committee and its accountant. Between filing the Plan and the Confirmation Date, the Debtor has budgeted additional counsel fees of approximately $55,000 and additional accounting fees of $2,500.

The Debtor’s attorney is holding approximately $67,600.86 in an interest-bearing escrow account. Those funds are the net proceeds of the sale of the New Jersey Equipment after payment of some Professional Fees. Said money will be paid toward Professional Fees pursuant to the Plan.

The Debtor has approximately $15,000. The approximately $67,600.86 held in escrow will be used to pay Professional Fees. The Trust will borrow from the Post-Petition Lenders sufficient funds to pay administration expenses and confirm and will provide the necessary monies to fund the Playboy Litigation.

4. Best Interests Test

With respect to each impaired Class of Claims and Equity Security Interests, confirmation of the Plan requires that each holder of a Claim or Equity Security Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Security Interests of each impaired Class would receive if the Debtor were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor’s assets and properties in the context of a Chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Unsecured Claims and Equity Security Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered Cash held by the Debtor at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor’s business and the use of Chapter 7 for the purposes of liquidation.

A Chapter 7 trustee would likely not be able to prosecute the Playboy Litigation because of a lack of funding. The Post-Petition Lenders would not fund the Playboy Litigation in a Chapter 7. As a consequence, the Debtor’s largest asset would lose virtually all of its value.

The Debtor’s costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor and the Committee during the Chapter 11 Case such as compensation for attorneys and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Pre-Petition Unsecured Claims.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtor’s unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Security Interests under the Plan.

The Debtor has a nominal amount ($353) of post-petition accounts receivable. The Debtor has written off its pre-petition accounts receivable totaling approximately $200,000.

          The Debtor has taken a reserve of 15% against its nominal post-petition accounts receivable. Thus, the Debtor anticipates that if it confirms the Plan, the Trust will collect $300 on its accounts receivable.

         It is estimated The Trust Assets will realize approximately between the following ranges:

(i)	Accounts Receivable	$300

(ii)	Playboy Litigation	Indeterminate	The complaint seeks damages in excess of $17,000,000

(iii)	Litigation Actions	$250,000	EMI has assigned its rights to a claim of approximately $250,000 owed by Logix to Directrix

(iv)	NOOF Stock	$400,000	The NOOF stock is issued in the name of EMI. It is lettered stock. The restricted time period has expired. NOOF has agreed to sale of the stock

(v)	Avoidance Actions	0

(vi)	Explicit Rights Library	From $50,000 to $500,000	approximately 1,000 films; values range from a low of $50 per title to as high as $500 per title; the films are a few years old

(vi)	Additional NJ Equipment	$100,000

The Debtor's financial information was provided by the Debtor. It and its accountant prepared unaudited statements of the Debtor from the Debtor’s books and records on an accrual basis.

It is estimated in a Chapter 7 liquidation only $300 of its accounts receivable would be collected. A Chapter 7 Trustee would collect nothing on the Playboy Litigation. Playboy is represented by Skadden, Arps, Slate, Meagher & Flom, one of the largest law firms in the world. A Chapter 7 Trustee would likely not spend the money necessary to obtain a judgment or settlement. If the Debtor's Chapter 11 case were converted to a Chapter 7 case or dismissed, its non-priority creditors will receive nothing. It is estimated in liquidation that the Additional New Jersey Equipment would bring only $100,000. The Explicit Rights Library is carried on the Debtor’s books at no value. It is estimated in Liquidation it would bring between as little as $50,000 to as much as $500,000.

The value of the Rights in EMI Library are unknown. In a Chapter 7 liquidation a Chapter 7 trustee would be unlikely to realize any value on them. The Rights are not clearly documented and will have to be defended. Since the Debtor has unpaid Professional Fees and priority claims, in the estimated, approximate amounts of $300,000 and $450,000 respectively, which are entitled to priority, in liquidation there would be nothing to pay Class 4 creditors as the realizable assets are worth less than the Claims entitled to priority under the Bankruptcy Code. Furthermore, the Pre-Petition Secured Lenders claim to have a lien on virtually all of the Debtor’s assets and lent the Debtor approximately $5,400,000.

As of August 31, 2003, the Debtor had approximately $18,000 of unpaid administrative expenses, other than the monies due for Professionals’ Fees. These administration claims were for utilities, taxes and other goods or services incurred after the Debtor filed a petition for an order for relief under Chapter 11 of the Bankruptcy Code.

Claims of all taxing authorities will be approximately $450,000 as that is the estimated amount of their allowed claims. The Debtor anticipates confirming the Plan in or about December 9, 2003.

Assuming that all of the administrative, tax priority, Class 1, Class 2, Class 3, Class 4 and Class 5 claims are fixed in the amounts set forth in the Balance sheet of assets and liabilities as of August 31, 2003 (Exhibit 1 herein) and the Post Petition Lenders loan an aggregate of $800,000 to the Debtor and the Trust and the Net Litigation Proceeds of the Playboy Litigation are equal to the $17,000,000 amount sought in the Complaint, the Post Petition Lenders would be repaid their $800,000 loan together with interest thereon and be entitled to a Success Fee of $1,700,000 (the General Unsecured Creditors would be entitled to their $340,000 share of the Success Fee), the balance of the Allowed Priority Taxes - an amount the Debtor believes is approximately $450,000 and any unpaid Administration Claims would be paid. The balance of over $13,000,000 would be split 62.5% of the Pre-Petition Secured Lenders and the 37.5% to the General Unsecured Creditors until the Pre-Petition Secured Lenders have been repaid in full with the balance available to the General Unsecured Creditors and perhaps the Class 5 Equity Interests.

If the Net Litigation Proceeds were $3,000,000, the payout would be as follows: the Post Petition Lenders would be repaid their $800,000 loan together with interest thereon and be entitled to a Success Fee of $250,000 (the General Unsecured Creditors would be entitled to their $60,000 share of the Success Fee), the balance of the Allowed Priority Taxes - an amount the Debtor believes is approximately $450,000 and any unpaid Administration Claims would be paid. The balance, an amount ranging from $1,500,000 to $1,000,000 would be available to the General Unsecured Creditors.

It must be emphasized, however, that the amount of a recovery, if any, in the Playboy Litigation is impossible to predict and while the Debtor believes that it has a reasonable likelihood of success in the Playboy Litigation, there can be no assurance that the Debtor will prevail in the Playboy Litigation or the amount of any recovery. Moreover even if the Debtor prevails, it may not be able to collect on any recovery. Finally, several of the amounts set forth above are estimated and cannot be determined with any precision at this time.
X.
EFFECTIVENESS OF THE PLAN A. Vacatur of Confirmation Order

If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (i) constitute a waiver or release of any Claims against or Equity Security Interests in the Debtor; (ii) prejudice in any manner the rights of the holder of any Claim against, or Equity Security Interest in, the Debtor; (iii) prejudice in any manner any right, remedy, claim or defense of the Debtor; or (iv) be deemed an admission against interest by the Debtor.
XI.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A. Liquidation Under Chapter 7

If no plan is confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtor’s assets for distribution in accordance with the priorities established by Chapter 7. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtor’s liquidation analysis are set forth herein. The Debtor believes that liquidation under Chapter 7 would result in (i) smaller distributions being made to the creditors than those provided for in the Plan because (a) A Chapter 7 trustee would likely not be able to prosecute the Playboy Litigation and the Post-Petition Lenders would not fund the Playboy Litigation in a Chapter 7. The Debtor’s largest asset would lose virtually all of its value; (b) the Debtor's remaining assets would likely have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time; (c) there would be additional administrative expenses involved in the appointment of a trustee, and (d) additional expenses and claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Chapter 11 Debtor’s operations.

The Debtor did not operate profitably in its Chapter 11 case because it was unable to secure meaningful business for its remaining encoding business nor was it able to exploit the Explicit Rights Library or the Rights in EMI Library. It is anticipated that the Reorganized Debtor will have operations after the Effective Date and attempt to productively utilize its tax loss carryforwards; the Trust will pursue the Playboy Litigation. If, instead of Confirmation of the Plan, Debtor's Chapter 11 case were converted to a Chapter 7, a Chapter 7 trustee would receive a commission on all funds in the Chapter 7 case. More importantly, the Chapter 7 trustee would not likely have the resources to pursue the Playboy Litigation and the Debtor’s most valuable asset would be wasted. The Chapter 7 trustee would also likely retain counsel and an accountant who collectively would earn and be paid fees in the Chapter 7 case. Finally, an ensuing Chapter 7 liquidation proceeding would delay payment, if any, to all creditors.

B. Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtor (or if the Debtor’s exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of its assets. The Debtor believes that the Plan, as described herein, enables creditors and Equity Security Interest Holders to realize the most value under the circumstances. In a liquidation under Chapter 11, the Debtor’s assets would be sold in a more orderly fashion than in a liquidation under Chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in Chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a Chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Debtor believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors and Equity Security Interest holders than the Plan because of the greater returns provided by the Plan.

XII.

CONCLUSION AND RECOMMENDATION

The Debtor and the Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of Claims and Equity Security Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.

Consequently, the Debtor and the Committee urge all holders of Claims and Equity Security Interests entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m., prevailing Eastern Time, on December 2, 2003.

Directrix, Inc.

Dated: New York, New York October 28, 2003	By:	J. Roger Faherty
J. Roger Faherty
Chief Executive Office

Harris D. Leinwand Attorney for Debtor and Debtor in Possession 9 East 40th Street-12th Floor New York, New York 10016 (212) 725-7338

EXHIBITS TO THE DISCLOSURE STATEMENT

Exhibit 1	Balance sheet of the Debtor as of August 31, 2003;

Exhibit 2	Statement of operations of Debtor for period May 31, 2002 through August 31, 2003;

Exhibit 3	Plan of Reorganization;

Exhibits 4 and 4a	Ballots;

Exhibit 5	List of Class 2 Creditors -allowed pre-petition secured lenders;

Exhibit 6	List of Post-Petition Lenders

Exhibit 7	Debtor’s Bank Statements as of August 31, 2003

Exhibit 8	An Order of the Bankruptcy Court dated October ___, 2003 (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or to reject the Plan;